Exhibit 10.1
July 29, 2026

Roberto Stanichi
1811 Huntington Ln
Unit B
Redondo Beach, CA 90278

Dear Roberto,
Mattel is pleased to extend this offer of compensation in connection with your promotion to President, Chief Marketing and Brand Officer, as approved by the Compensation Committee of the Board of Directors (“Compensation Committee”) and the terms and conditions set forth in the General Information section below, effective upon Mattel’s receipt of your signature on this letter (“Effective Date”). For purposes of this letter, “Mattel” will refer to Mattel, Inc. and its subsidiaries.

BASE PAY
Beginning with the next regular pay period following the Effective Date, your annual base pay will be $900,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings.

BONUS - MATTEL INCENTIVE PLAN
You will continue to be eligible for a Mattel Incentive Plan (“MIP”) award. Beginning for 2026, your award target will be 100% of your annual base salary, up to a maximum of 200% of your annual base salary. This increased target will apply for the full 2026 performance year and will not be prorated based on the Effective Date. The amount of your actual award, if any, may be more or less than your target, depending on Mattel’s financial performance results against the established MIP goals and your individual performance results. Mattel must achieve a minimum financial performance goal before an award pool is generated and funded.
In order to earn an award under the MIP, you need to be continuously employed as an active Regular employee of Mattel in good standing (as determined by Mattel in its discretion) through the payment date. Mattel reserves the right to reduce MIP awards in its discretion, even if you satisfy these requirements.

STOCK GRANTS
Annual Stock Grant
You will continue to be eligible to receive an annual stock grant, with an increased grant value of $3,000,000 beginning in 2027, subject to Compensation Committee approval each year. Once approved, in order to receive your grants, you will be required to enter into stock grant agreements setting forth the terms and conditions that govern your stock grants.
Incremental Stock Grant
You will receive a stock grant with a value of $1,900,000 and a grant date of the last trading day of the month of the Effective Date.
•50% of the grant dollar value will be converted into a number of Restricted Stock Units (“RSUs”) by dividing the grant dollar value by Mattel’s closing stock price on the grant date.
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oIf you remain employed by Mattel, the RSUs will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.
•50% of the grant dollar value will be converted into a number of Performance Stock Units (“PSUs”) in the manner approved by the Compensation Committee and will be subject to the 2026 Long-Term Incentive Program approved by the Compensation Committee.
Promotion Stock Grant
You will receive an additional stock grant with a value of $2,000,000 and a grant date of the last trading day of the month of the Effective Date.
•The grant dollar value will be converted into a number of RSUs by dividing the grant dollar value by Mattel’s closing stock price on the grant date.
oIf you remain employed by Mattel, the RSUs will vest over the two-year period following the grant date: 50% on the first anniversary of the grant and 50% on the second anniversary of the grant.

STOCK OWNERSHIP
You will continue to be subject to stock ownership guidelines established as a multiple of your annual base salary. Your current target level of ownership is three times your then-current base salary. Our stock ownership guidelines provide that if the target level ownership is not met within the compliance deadline, you must retain 100% of after-tax shares acquired from stock grants until such guidelines are met. Our stock ownership guidelines are reviewed annually by our Compensation Committee for individual compliance.

CAR ALLOWANCE
You will continue to receive a monthly car allowance in the amount of $2,000, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings.

BENEFITS AND EMPLOYEE PROGRAMS
You will continue to participate in Mattel’s benefit and employee programs.

COMPENSATION RECOVERY POLICY
You will continue to be subject to Mattel’s Compensation Recovery Policy (“Clawback Policy”).

EXECUTIVE SEVERANCE PLAN
As a President and direct report to the Chief Executive Officer, you will be covered under the Executive Severance Plan as a Tier II participant.

GENERAL INFORMATION
This offer letter is only a summary, and more details and plan provisions are provided in our Summary Plan Descriptions, plan documents or program summaries, which govern and are subject to periodic modification and revision.
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Your annual compensation components noted above will next be reviewed during Mattel’s regular annual compensation review cycle currently scheduled to occur in November 2027 for resulting actions in 2028.
This offer letter supersedes any prior communications you may have had with Mattel employees and/or representatives and reflects the entire understanding between you and Mattel, with respect to Mattel’s offer of employment. No Mattel employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party. If Mattel (in its sole discretion) determines that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment with Cause as defined in the Executive Severance Plan. By signing below, you agree to indemnify Mattel and the Mattel family of companies against any claims that may be brought against such companies relating to any allegation that you violated any contract or arrangement between you and such third party.
The terms of this offer letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or Mattel can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by Mattel’s Chief People Officer or Chief Executive Officer. For purposes of clarity, your participation in any incentive or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on Mattel’s right to terminate your employment at-will.
Also, please note that as an executive of Mattel, and an officer, you will continue to be considered an Insider for purposes of Mattel's Insider Trading Policy (the “Policy”) and are subject to window period and pre-clearance restrictions. This means that you are generally restricted to conducting pre-cleared transactions in Mattel stock only during open window periods and in accordance with the Policy. Examples of such transactions include sales of shares related to a stock option exercise (including sales of shares to generate cash to pay the exercise price) and changes in contribution elections to the Mattel stock fund under Mattel's 401(k) plan.
If you accept the terms of our offer as noted above, please sign below and return this letter.
Sincerely,

/s/ Karen Ancira

Karen Ancira
Executive Vice President and Chief People Officer

Agreed and accepted:

/s/ Roberto Stanichi        7/29/2026

Roberto Stanichi	Date

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